Exhibit 99.1

Verastem Reports Year-End 2012 Financial Results

-Advancing clinical development programs targeting cancer stem cells through FAK and PI3K/mTOR inhibition-

CAMBRIDGE, MA - Mar. 27, 2013— Verastem, Inc., (NASDAQ: VSTM), a clinical-stage biopharmaceutical company focused on discovering and developing drugs to treat cancer by the targeted killing of cancer stem cells, reported financial results for the year ended December 31, 2012, and also commented on corporate accomplishments and plans.

“Verastem achieved important milestones in our mission to bring new therapies targeting cancer stem cells to patients during 2012,” said Christoph Westphal, M.D., Ph.D., Chairman and Chief Executive Officer of Verastem. “We have built a strong foundation to translate the groundbreaking work of Bob Weinberg to clinical practice. In addition to our ongoing combination study in ovarian cancer, we are on track to initiate a potentially pivotal study of VS-6063 in mesothelioma.”

“The Phase 1/1b trial of lead FAK inhibitor, VS-6063, in combination with paclitaxel for patients with ovarian cancer is open and enrolling at all sites,” said Dr. Joanna Horobin, Chief Medical Officer of Verastem. “In addition to the potential benefit in ovarian cancer, the results from this trial may allow us to expand into additional tumor types where the combined use of a cancer stem cell inhibitor with the commonly used paclitaxel may be a more effective treatment.”

Verastem plans to initiate a potentially pivotal trial of VS-6063 in mesothelioma midyear 2013. Mesothelioma is a highly aggressive disease with an approximate median overall survival of just 12 months from diagnosis of advanced disease. Verastem studies have demonstrated that FAK inhibitors strongly reduce cancer stem cells in preclinical models of mesothelioma. In addition, in a recent third party Phase 1 clinical study of a FAK inhibitor, the median progression free survival for patients with recurrent mesothelioma was tripled as compared to the reported historical median time to progression on placebo.

“We will continue to expand our FAK franchise in 2013 with a Phase 1 trial of VS-4718, our second FAK inhibitor, in advanced cancers which is expected to commence in the first half of this year,” continued Dr. Horobin. “In addition, we are conducting IND-enabling studies to support the entry of our PI3K/mTOR inhibitor, VS-5584, into a Phase 1 trial during the second half of the year.”

“During 2012, Verastem secured firm financial footing with our initial public offering and accelerated our programs targeting cancer stem cells through translational research and strategic product acquisitions,” said Robert Forrester, President and Chief Operating Officer of Verastem. “We have assembled a portfolio of cancer stem cell targeting products for our FAK and PI3K/mTOR inhibition programs and have made key additions to our management team and Board of Directors. We believe that we have the capital, product candidates and team in place to execute on our mission and feel that 2013 will be an important year.”

2012 and Recent Accomplishments

Our significant accomplishments include the following:

•                  Advanced the FAK inhibition program and defined a potential registration pathway.

•                  Designed the potentially pivotal trial in mesothelioma planned to initiate midyear 2013.

•                  Met with the regulatory agencies in the US and UK and, based on these discussions, we believe that positive results from our anticipated trial of VS-6063 in mesothelioma will enable us to seek regulatory approval.

•                  Advanced our diagnostic strategy through an agreement with LabCorp to develop a companion diagnostic to VS-6063 to stratify patients in the mesothelioma trial.

•                  Initiated a Phase 1/1b study of VS-6063 in combination with paclitaxel for patients with ovarian cancer in Q1 2013.

•                  Selected VS-4718 as our second FAK inhibitor product candidate for development and conducted IND-enabling toxicology studies to support entry into Phase 1 clinical development, which is currently planned for H1 2013.

•                  Progressed the dual PI3K/mTOR inhibition program. Conducted IND-enabling studies of VS-5584 with a goal of initiating Phase 1 clinical development in H2 2013.

•                  Entered into a research collaboration with Eisai. We are conducting a research collaboration with Eisai to generate novel inhibitors of Wnt/B-catenin signaling.

•                  Increased the understanding of cancer stem cell biology.

•                  Presented research results widely at major scientific conferences including AACR, ASCO, iMIG, EORTC, and SABCS.

•                  Published data on PI3K/mTOR inhibitor VS-5584 in Molecular Cancer Therapeutics.

•                  Scientific cofounder and chair of the scientific advisory board, Robert Weinberg, Ph.D., published research in Cancer Discovery outlining the critical nature of FAK signaling for tumor formation.

•                  Strengthened our development team. Dr. Joanna Horobin joined as Chief Medical Officer. Dr. Horobin has 30 years of drug development experience and has overseen the development and introduction of 10 marketed compounds, including Taxotere and Camptosar.

•                  Completed an initial public offering. We completed an IPO raising $63.3 million of gross proceeds.

•                  Board of Directors. Allison Lawton, Director of Cubist and former Senior Vice President and General Manager at Genzyme, S. Louise Phanstiel, Director of Myriad Genetics and former President of Specialty Products at Wellpoint, Michael Kauffman, M.D., Ph.D., former CMO of Onyx, and Stephen Sherwin, M.D., Oncologist, Director of Biogen and former Chair of the Biotechnology Industry Organization, joined our Board of Directors.

2013 Milestones

Our planned upcoming clinical milestones include the following:

•                  Initiate the potentially pivotal trial in mesothelioma for VS-6063 midyear 2013.

•                  Complete the safety portion of the Phase 1/1b trial of VS-6063 plus paclitaxel in ovarian cancer.

•                  Begin enrollment of the expanded cohort of the Phase 1/1b trial of VS-6063 plus paclitaxel in ovarian cancer.

•                  Initiate Phase 1 clinical development of VS-4718 H1 2013.

•                  Initiate Phase 1 clinical development of VS-5584 H2 2013.

Full Year 2012 Financial Results

As of December 31, 2012, Verastem had cash, cash equivalents and investments of $91.5 million compared to $56.8 million on December 31, 2011. The number of outstanding common shares as of February 28, 2013 was 21,152,465.

Net loss for the year ended December 31, 2012 was $32.0 million, or $1.70 per share applicable to common stockholders, as compared to $13.7 million, or $10.59 per share applicable to common stockholders, for the year ended December 31, 2011. Net loss for 2012 includes a $3.6 million license fee payment of cash and stock pursuant to our agreement with Pfizer, Inc. and non-cash stock-based compensation expense of $7.4 million for the year ended December 31, 2012 as compared to $1.6 million for the year ended December 31, 2011.

Research and development expense for the year ended December 31, 2012 was $21.7 million compared to $9.9 million for the year ended December 31, 2011. The $11.8 million increase is primarily related to increased contract research organization expense of $4.1 million, an increase of $3.6 million in license fees due to our agreement with Pfizer, Inc., including the issuance of 192,012 shares of common stock, and an increase of $3.3 million for personnel costs, including stock-based compensation of $2.0 million which is primarily due to a higher fair value of our common stock.

General and administrative expense for the year ended December 31, 2012 was $10.5 million compared to $3.8 million for the year ended December 31, 2011. The $6.7 million increase resulting from an increase of $4.6 million for personnel costs, including stock-based compensation of $3.8 million which is primarily due to higher fair value of our common stock, and an increase of $1.1 million in professional fees primarily related to additional legal and accounting fees for being a publicly traded company.

Financial Guidance

Based on current operating plans we expect to have sufficient cash, cash equivalents, short-term investments and long-term investments to fund our research and development programs and operations into H2 2015.

Conference Call Information

The Verastem management team will host a conference call discussing the Company’s financial results, recent developments and management’s outlook for 2013 on Wednesday, March 27, 2013, at 8:00 AM (ET). The call can be accessed by dialing 1- 866-700-6293 five minutes prior to the start of the call and providing the passcode 40173121. A replay will be available approximately two hours after the completion of the call and can be accessed by dialing 1-888-286-8010 and providing the passcode 58773105. The replay will be available for two weeks from the date of the live call.

The live, listen-only webcast of the conference call can be accessed by visiting the investors section of the Company’s website at www.verastem.com. A replay of the webcast will be archived on the Company’s website for two weeks following the call.

About Verastem, Inc.

Verastem, Inc. (NASDAQ: VSTM) is a clinical-stage biopharmaceutical company focused on discovering and developing drugs to treat cancer by the targeted killing of cancer stem cells. Cancer stem cells are an underlying cause of tumor recurrence and metastasis. Verastem is developing small molecule inhibitors of signaling pathways that are critical to cancer stem cell survival and proliferation: FAK, PI3K/mTOR and Wnt. For more information, please visit www.verastem.com.

Investor contact:

Brian Sullivan, 617-252-9314

bsullivan@verastem.com

or

Media contact:

Kari Watson, 781-235-3060

kwatson@macbiocom.com

Forward-looking statements:

This press release includes forward-looking statements about the Company’s strategy, future plans and prospects, including statements regarding the development of the Company’s compounds, including VS-6063, VS-4718 and VS-5584, and the Company’s FAK and diagnostic programs generally, the timeline for clinical development and regulatory approval of the Company’s compounds, the structure of the Company’s planned clinical trials and estimates of the Company’s ability to fund operations. The words “anticipate,” “appear,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risks that the preclinical testing of the Company’s compounds may not be predictive of the success of later clinical trials, that the Company will be unable to successfully complete the clinical development of its compounds, including VS-6063, VS-4718 and VS-5584, that the development of the Company’s compounds will take longer or cost more than planned, and that the Company’s compounds will not receive regulatory approval or become commercially successful products. Other risks and uncertainties include those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and in any subsequent SEC filings. The forward-looking statements contained in this presentation reflect the Company’s current views with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Verastem, Inc.

(A development-stage company)

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31,
	2011	2012

Cash, cash equivalents and investments	$56,805	$91,520
Prepaid expenses and other current assets	130	506
Property and equipment, net	709	811
Other assets	1,393	86
Total assets	$59,037	$92,923

Accounts payable and accrued expenses	$3,146	$2,399
Other liabilities	516	58
Redeemable convertible preferred stock	68,141	—
Stockholders’ (deficit) equity	(12,766)	90,466
Total liabilities and stockholders’ (deficit) equity	$59,037	$92,923

Verastem, Inc.

(A development-stage company)

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Year ended December 31,
	2011	2012
Operating expenses:
Research and development	$9,883	$21,712
General and administrative	3,815	10,518
Total operating expenses	13,698	32,230

Loss from operations	(13,698)	(32,230)
Interest income	15	246
Net loss	$(13,683)	$(31,984)

Accretion of preferred stock	(32)	(6)

Net loss applicable to common stockholders	$(13,715)	$(31,990)

Net loss per share applicable to common stockholders—basic and diluted	$(10.59)	$(1.70)

Weighted-average number of common shares used in net loss per share applicable to common stockholders-basic and diluted	1,295	18,765